Exhibit 99.1

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Avista pauses processing of energy service request from 500 MW data center developer while seeking broader policy and community alignment

Emphasis remains on commitment to transparency, customer protection and community engagement

Spokane, Wash. – June 12, 2026: Avista announced today it is taking additional time to evaluate the processing of energy requests from new large data center developers as it seeks to partner with governmental agencies on creating a clear and coordinated planning process and as the company considers additional stakeholder feedback.

Negotiations concerning energy service to this potential data center are now paused. The decision follows recent community interest and concern related to Avista’s previously announced Memorandum of Understanding (MOU) with the new 500MW data center developer.

“We’ve heard the questions and concerns from our customers, community members and local leaders, and we take that feedback seriously,” said Heather Rosentrater, Avista President and CEO. “This input has demonstrated a need for a broader coordinated planning effort, which Avista will actively participate in. As a regional energy provider, we are just one part of the project development process. We recognize that we need more time to align with our partners and communities in a way that is transparent, thoughtful and in the best long-term interest of our region.”

As a regulated utility, Avista is required to review requests for service, including large proposals like this. At the same time, the developer must secure all necessary permits for their project. No single entity decides if a project will proceed—multiple reviews and approvals are needed before a project may move forward.

Avista remains committed to collaborating with local leaders, regulators and community members. These conversations will help inform how large data center requests are considered moving forward and ensure alignment with broader regional priorities. For over 137 years, Avista has served large load energy customers that help support the economic health and vitality of the region.

What’s new now is the scale of the data center requests and level of public interest. These unprecedented projects require new considerations for planning and coordination for all entities involved.

Avista’s approach to providing energy service to any potential large data center development remains grounded in clear principles:

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Customers come first: Existing customers will not pay for costs of serving a new large customer. Safeguards will be in place to prevent shifting of expenses to current customers.
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System reliability is non-negotiable: There are required engineering studies and system upgrades that must be completed before any service begins.
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Regulatory approval is required: Any final service agreement must be reviewed and approved by state regulators.
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Growth must be responsible: Any large project must deliver net benefits for our customers.

These guiding principles have been central to Avista’s evaluation process and will continue to inform both the current pause and future decisions.

Projects involving large data centers are complex and involve multiple stakeholders beyond Avista, including developers, regional infrastructure partners, regulators and local communities. As the electric provider, Avista plays an important role in evaluating how a project could be served energy—but it is one part of a broader process that includes regulatory review, infrastructure planning and community input before any final decisions are made.

The company will continue to provide more information as it becomes available.

About Avista Corp.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 429,000 customers and natural gas to 386,000 customers. Its service territory covers 34,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA."  For more information about Avista, please visit www.avistacorp.com.

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